Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
October 18, 2005
PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2005
•	Peabody posts record third quarter results
▪	Net income rises 161% to $113 million

▪	Operating profit increases 104%

▪	EBITDA rises 53% to a record $235 million
•	Year-to-date operating profit, net income and earnings per share more than double
•	Prices rise 150% year-to-date for premium coal from the Powder River Basin, Peabody’s largest market
ST. LOUIS, Oct. 18 – Peabody Energy (NYSE: BTU) today reported that, for the quarter ended Sept. 30, 2005, net income increased 161 percent to $113.3 million, or $0.84 per share, compared with $43.4 million, or $0.33 per share, in the prior year. Year-to-date net income rose 142 percent to $260.5 million, and earnings per share increased 127 percent to $1.95 per share. EBITDA rose 53 percent to $235.4 million for the quarter and 55 percent to $617.2 million through nine months.
     “Peabody’s 2005 performance continues on its record pace,” said Peabody President and Chief Executive Officer Elect Gregory H. Boyce. “Coal fundamentals are excellent, and coal is fueling the world’s largest and fastest growing economies. Global coal use will set another record in 2005, coal-fueled generating plants are being built around the world, metallurgical coal remains in high demand, and projects are being developed to convert coal into natural gas and transportation fuels.”
FINANCIAL RESULTS
     Third quarter revenues rose 33 percent to $1,223.5 million, and increased 31 percent to $3,409.8 million through nine months. Sales volumes increased 5 percent to 61.6 million tons, and nine-month shipments totaled an industry-record 178.4 million tons. Average revenues per ton increased 14 percent in the United States and 68 percent in Australia. Operating profit per ton increased 94 percent to $2.45.
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PEABODY ENERGY ANNOUNCES RESULTS – ADD ONE
     EBITDA totaled $235.4 million for the third quarter and $617.2 million through nine months, compared with $154.2 million and $399.3 million in the respective prior-year periods. Operating profit of $150.9 million for the quarter increased 104 percent over the prior year, while year-to-date operating profit of $361.0 million also more than doubled from $164.5 million in the prior year.
     All segments improved quarterly earnings, with U.S. Mining and Resource Management contributing the largest increases. Expanding margins offset geological and operational challenges at three longwall mines, and transportation issues in Australia and the Powder River Basin. Shipping issues also delayed two vessels of high-quality metallurgical coal that deferred approximately $10 million in profit to the fourth quarter.
     Net income totaled $113.3 million for the third quarter, or $0.84 per share, and $260.5 million for the first nine months, or $1.95 per share. Net income more than doubled from the $43.4 million, or $0.33 per share, and $107.5 million, or $0.86 per share, reported in the respective prior-year periods. Operating cash flow rose 139 percent to $168.6 million for the quarter, and increased 177 percent through nine months to $422.2 million.
     “Peabody realized significant increases in all segments this quarter,” said Executive Vice President and Chief Financial Officer Richard A. Navarre. “With our strong earnings, cash flows and balance sheet, Peabody is well-positioned to capture numerous growth opportunities.”
MARKET OVERVIEW
     U.S. coal market fundamentals are outstanding, and the largest price increases to date in 2005 have occurred in the three markets – the Southern Powder River Basin, Illinois Basin and Colorado – that make up nearly 80 percent of Peabody’s production. The Powder River Basin represents more than half of Peabody’s production, and the published reference price for high-Btu, ultra-low sulfur Powder River Basin coal has increased by more than 150 percent during 2005. To improve the reliability of fuel supplies, a number of customers are committing to multi-year agreements in these improving markets.
     “Our operations are expanding to meet the rapidly growing global demand for coal, and our marketing team is securing new term contracts at significantly higher prices,” said Boyce. “In the Powder River Basin, we added almost one billion tons of high-Btu, ultra-low sulfur reserves over the past year and began development of a major new mine, increasing our industry-leading leverage to America’s premier coal market.”
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PEABODY ENERGY ANNOUNCES RESULTS – ADD TWO
     U.S. electricity generation increased an extraordinary 8.2 percent in the third quarter over the prior year, led by a 26 percent increase in cooling degree days and continued economic growth. As Peabody anticipated, inventories of coal at electric utilities have been driven to record low levels of approximately 95 million tons, which is approximately 30 million tons below average levels. Nuclear generating units continue to run near full capacity, while soaring natural gas prices render gas generation extremely expensive. Peabody believes that the U.S. coal supply-demand balance is likely to remain extremely tight for the foreseeable future as customers meet electricity demand growth and replenish stockpiles.
     Metallurgical coal markets also remain strong, with met coal in tight supply and global steel production growing 6 to 7 percent in 2005.
     International markets are equally strong. China continues to experience dramatic coal growth, with summer coal consumption increasing an estimated 17 percent. Total Chinese coal consumption is expected to exceed 2.1 billion tons in 2005, while met coal exports from China are expected to decline by 10 to 20 percent. In September, Peabody officially opened its office in Beijing to participate in meeting China’s growing energy needs.
     Future market growth is being fueled from generating plants under development worldwide, totaling 460,000 megawatts representing 1.5 billion tons per year of coal demand. Over the next two years alone, more than 100,000 megawatts of new coal-fueled generation capacity is expected to come online around the world.
     Energy policies recognize coal’s growing role as an abundant, secure fuel. The Energy Policy Act of 2005 includes significant research and development funding and other incentives to encourage greater development of coal for advanced generation, gasification, methanation, transportation fuels and hydrogen production. The transportation bill and pending refinery bill also encourage greater use of coal for transportation fuels.
     China, the United States and other countries are advancing interest in coal gasification for electricity generation and natural gas production, as well as coal-to-liquids plants. Approximately $24 billion in investments for coal-to-liquids plants is under consideration in China, according to industry reports. And Peabody and other leading energy companies have announced the creation of the FutureGen Industrial Alliance, a non-profit company that will partner with the U.S. Department of Energy (DOE) to develop the world’s first near-zero emissions coal-based power plant that would also produce hydrogen to power fuel cells.
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PEABODY ENERGY ANNOUNCES RESULTS – ADD THREE
     Peabody has been very active in advancing “Btu Conversion” initiatives in recent months. This month, Peabody reached agreement to purchase up to 30 percent of Econo-Power International Corporation (EPIC), which owns and markets modular coal gasifiers for industrial applications. The company is also in discussions with several possible partners regarding large-scale coal-to-natural-gas and coal-to-liquids projects using Peabody reserves.
BUSINESS HIGHLIGHTS
MINING OPERATIONS: U.S. operations continued to set record safety marks for 2005, improving the accident rate 37 percent compared with the same period in 2004, while reaching record production levels.
     Third quarter EBITDA from U.S. mining operations increased 19 percent to $201.1 million, fueled by a 5 percent volume increase and 14 percent expansion in U.S. unit margins. The increases occurred in the face of disappointing rail performance that affected 2 to 3 million tons of Peabody’s Powder River Basin shipments.
     EBITDA from Australian Operations totaled $39.8 million, a 91 percent improvement over the prior year, reflecting greatly improved pricing that more than offset the impacts of transportation issues, demurrage costs, and poor roof conditions that disrupted production at the North Goonyella Mine. The company is taking a number of steps to offset the intermittent geological challenges at the high-quality metallurgical coal mine, including: 1) installing a new longwall system with enhanced roof control capabilities in the first quarter of 2006; 2) substantially increasing production capacity at the adjacent Eaglefield surface operation;
and 3) beginning production at the new Baralaba Mine.
     Margin improvements at U.S. and Australia mining operations overcame higher expenses related to fuel, explosives and other commodity costs. The company continues to manage the supply chain in the face of tight supplies of diesel fuel and tires.
     Peabody continues to demonstrate its operational leadership, and the company’s three Powder River Basin operations are the nation’s most productive operations based on the latest available industry data. The company was also honored with five of the 12 environmental and community excellence awards given at the 2005 U.S. Department of the Interior awards ceremony in September, including the Gold, Silver and Bronze “Good Neighbor” Awards.
     To continue to ensure access to a skilled workforce and management team, the company has also established a Peabody Center of Excellence work force training center in
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PEABODY ENERGY ANNOUNCES RESULTS – ADD FOUR
West Virginia, and is developing additional training centers in the Powder River Basin and Midwest.
     SALES AND TRADING: Trading and brokerage operations contributed $26.1 million of EBITDA in the third quarter, a 62 percent increase over the prior year. Peabody is on a pace to sell 240 to 250 million tons in 2005. Excluding transportation issues, volumes would have been approximately 6 to 8 million tons higher in the first nine months of 2005.
     In the third quarter, the company reached agreements representing 73 million tons of future coal sales for terms ranging up to eight years, and signed new contracts at significantly improved prices. Peabody retains excellent leverage to the improved markets. Total unpriced volumes currently include approximately 20 to 30 million tons for 2006, 95 to 105 million tons for 2007, and 165 to 175 million tons for 2008.
RESOURCE MANAGEMENT: Resource Management EBITDA totaled $44.2 million for the quarter, reflecting several commercial transactions. The substantial increase in coal reserve values across the industry offers significant opportunity to create value from the company’s 9.6 billion tons of proven and probable reserves. During the quarter, the company reached a final comprehensive settlement of a contract dispute with a third-party coal supplier, which offset earlier charges related to the dispute, while securing additional metallurgical coal reserves in Appalachia.
OUTLOOK
     Peabody is targeting full-year 2005 EBITDA of $825 million to $875 million and earnings of $2.75 to $3.20 per share. Targets will remain sensitive to transportation system performance.
     Longer term, the sales commitments made throughout the year continue to improve the company’s growth profile. And, to meet growing long-term industry demand, Peabody has identified more than 75 million tons of potential capacity expansions or additions that could be brought online over the next five years as market conditions warrant.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2004 sales of 227 million tons and $3.6 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity and 3 percent of worldwide electricity.
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PEABODY ENERGY ANNOUNCES RESULTS – ADD FIVE
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of Oct. 18, 2005. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future economic conditions; weather; rail, barge and port performance and costs; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; negotiation of labor contracts and labor availability and relations; capacity and cost of surety bonds and letters of credit; effects of currency exchange rates; risks associated with customers; risks associated with performance of suppliers; availability and costs of key commodities such as steel, tires, diesel fuel and explosives; performance risks related to high-margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards and Medicare rules; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission. The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, early debt extinguishment costs, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited)
For the Quarters and Nine Months Ended September 30, 2005 and 2004
(Dollars in Millions, Except Per Share Data)

	Quarter Ended		Nine Months Ended
	September	September	September	September
	2005	2004	2005	2004
Tons Sold (In Millions)	61.6	58.7	178.4	167.5

Revenues	$1,223.5	$919.0	$3,409.8	$2,608.1
Operating Costs and Expenses	987.5	735.6	2,781.9	2,143.0
Depreciation, Depletion & Amortization	77.1	70.2	232.4	203.0
Asset Retirement Obligation Expense	7.4	10.1	23.8	31.8
Selling & Administrative Expenses	57.0	33.6	135.4	93.6
Other Operating Income:
Net Gain on Disposal of Assets	(47.6)	(1.8)	(95.2)	(14.1)
Income from Equity Affiliates	(8.8)	(2.6)	(29.5)	(13.7)

Operating Profit	150.9	73.9	361.0	164.5
Interest Income	(3.2)	(1.1)	(6.4)	(3.2)
Interest Expense:
Debt-Related Interest	23.0	21.1	67.4	61.0
Surety Bond and Letter of Credit Fees	2.3	3.9	8.7	9.9
Early Debt Extinguishment Gains	—	(0.6)	—	(0.6)
Income Tax Provision (Benefit)	14.8	7.0	29.3	(13.8)
Minority Interests	0.7	0.2	1.5	0.9

Income from Continuing Operations	113.3	43.4	260.5	110.3
Loss from Discontinued Operations, Net of Tax	—	—	—	(2.8)

Net Income	$113.3	$43.4	$260.5	$107.5

Diluted EPS: (1) & (2)
Income from Continuing Operations	$0.84	$0.33	$1.95	$0.88
Loss from Discontinued Operations, Net of Tax	—	—	—	(0.02)

Net Income	$0.84	$0.33	$1.95	$0.86

EBITDA	$235.4	$154.2	$617.2	$399.3

(1)	Weighted average diluted shares outstanding were 134.3 million and 131.6 million for the quarters ended September 30, 2005 and 2004, respectively, and were 133.9 million and 125.6 million for the nine months ended September 30, 2005 and 2004, respectively.

(2)	Share and per share amounts reflect the company’s March 30, 2005 two-for-one stock split.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended September 30, 2005 and 2004

	Quarter Ended		Nine Months Ended
	September	September	September	September
	2005	2004	2005	2004
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$856.0	$718.6	$2,499.9	$2,078.8
Australian Mining Operations	146.1	92.6	390.3	174.0
Trading & Brokerage Operations	216.1	105.2	507.0	346.6
Other	5.3	2.6	12.6	8.7

Total	$1,223.5	$919.0	$3,409.8	$2,608.1

Tons Sold (In Millions)
Eastern U.S. Mining Operations	13.4	12.3	39.5	37.5
Western U.S. Mining Operations	39.1	37.9	114.5	105.4
Australian Mining Operations	1.9	2.0	6.0	4.1
Trading & Brokerage Operations	7.2	6.5	18.4	20.5

Total(1)	61.6	58.7	178.4	167.5

Revenues per Ton — Mining Operations
Eastern U.S.	$33.88	$28.14	$33.28	$28.21
Western U.S. (2)	10.32	9.87	10.34	9.69
Total — U.S.	16.32	14.34	16.23	14.55
Australia	76.55	45.50	64.98	42.86

Operating Costs per Ton — Mining Operations (3)
Eastern U.S.	$26.63	$23.66	$26.00	$23.34
Western U.S.	7.65	6.86	7.46	6.87
Total — U.S.	12.49	10.97	12.22	11.19
Australia	55.71	35.29	48.11	34.57

Gross Margin per Ton — Mining Operations (3)
Eastern U.S.	$7.25	$4.48	$7.28	$4.87
Western U.S.	2.67	3.01	2.88	2.82
Total — U.S.	3.83	3.37	4.01	3.36
Australia	20.84	10.21	16.87	8.29

Operating Profit per Ton	$2.45	$1.26	$2.02	$0.98

	Dollars in Millions
EBITDA — U.S. Mining Operations	$201.1	$168.8	$617.8	$480.0
EBITDA — Australian Mining Operations	39.8	20.8	101.3	33.7
EBITDA — Trading & Brokerage Operations	26.1	16.1	19.7	36.7
EBITDA — Resource Management (4)	44.2	(2.8)	51.4	(7.5)
Selling & Administrative Expenses	(57.0)	(33.6)	(135.4)	(93.6)
Other Operating Costs, Net (5)	(18.8)	(15.1)	(37.6)	(50.0)
EBITDA	235.4	154.2	617.2	399.3
Depreciation, Depletion & Amortization	(77.1)	(70.2)	(232.4)	(203.0)
Asset Retirement Obligation Expense	(7.4)	(10.1)	(23.8)	(31.8)
Operating Profit	150.9	73.9	361.0	164.5
Operating Cash Flow	168.6	70.5	422.2	152.5
Capital Expenditures	159.1	32.5	346.7	148.3

(1)	Metallurgical sales totaled 2.9 million tons and 9.0 million tons for the quarter and nine months ended September 30, 2005, respectively, compared with 2.7 million and 6.7 million in the prior year. Total non-U.S. sales were 5.1 million tons and 14.7 million tons for the quarter and nine months ended September 30, 2005, respectively, compared with 3.7 million tons and 10.5 million tons in the prior year.

(2)	Revenues per ton for Western U.S. Mining Operations are lower by $0.14 per ton for the nine months ended September 30, 2005, due to the establishment of a reserve for the collectibility of certain receivables billed prior to 2005.

(3)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion, and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(4)	Includes asset sales, property management costs and revenues, equity income and royalty expense related to the PVR alliance, generation development costs, coalbed methane development activities, and other related expenses and revenues.

(5)	Primarily includes costs associated with post-mining activities, income from the equity interest in our Venezuelan joint venture, and gains from PVR unit sales.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets September 30, 2005, June 30, 2005 and December 31, 2004
(Dollars in Millions)

	(Unaudited)	(Unaudited)
	September 30, 2005	June 30, 2005	December 31, 2004
Cash & Cash Equivalents	$478.7	$459.4	$389.6
Receivables	236.5	204.4	193.8
Inventories	368.9	363.6	323.6
Assets from Coal Trading Activities	85.6	52.8	89.2
Other Current Assets	99.5	73.0	58.4

Total Current Assets	1,269.2	1,153.2	1,054.6
Net Property, Plant, Equipment & Mine Development	5,014.0	4,883.3	4,781.4
Investments & Other Assets	371.6	368.2	342.6

Total Assets	$6,654.8	$6,404.7	$6,178.6

Current Maturities of Debt	$23.0	$21.9	$19.0
Liabilities from Coal Trading Activities	67.4	34.8	63.6
Accounts Payable & Accruals	810.0	748.5	691.6

Total Current Liabilities	900.4	805.2	774.2
Long-Term Debt	1,384.3	1,393.0	1,406.0
Deferred Taxes	419.6	401.0	393.3
Other Long-Term Liabilities	1,911.5	1,901.0	1,878.6

Total Liabilities	4,615.8	4,500.2	4,452.1
Minority Interests	1.7	1.7	1.9
Stockholders’ Equity	2,037.3	1,902.8	1,724.6

Total Liabilities & Stockholders’ Equity	$6,654.8	$6,404.7	$6,178.6

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations (Unaudited)
For the Quarters and Nine Months Ended September 30, 2005 and 2004
(Dollars in Millions)

	Quarter Ended		Nine Months Ended
	September 2005	September 2004	September 2005	September 2004
EBITDA	$235.4	$154.2	$617.2	$399.3
Depreciation, Depletion & Amortization	77.1	70.2	232.4	203.0
Asset Retirement Obligation Expense	7.4	10.1	23.8	31.8
Interest Income	(3.2)	(1.1)	(6.4)	(3.2)
Interest Expense	25.3	25.0	76.1	70.9
Early Debt Extinguishment Gains	—	(0.6)	—	(0.6)
Income Tax Expense (Benefit)	14.8	7.0	29.3	(13.8)
Minority Interests	0.7	0.2	1.5	0.9

Income from Continuing Operations	$113.3	$43.4	$260.5	$110.3

Reconciliation of EBITDA to Net Income — 2005 Target (Unaudited)
(Dollars in Millions, Except Per Share Data)

	Year Ended December 31, 2005
	Targeted Results
	Low	High
EBITDA	$825	$875
Depreciation, Depletion & Amortization	315	318
Asset Retirement Obligation Expense	34	33
Interest Income	(7)	(8)
Interest Expense	105	104
Income Tax Expense (Benefit)	8	(2)
Minority Interests	1	1

Net Income	$369	$429

Diluted Earnings Per Share	$2.75	$3.20

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.